Form N-SAR
Attachment for Item # 77(C)
Mater Submitted to a Vote of Security Holders

ICAP FUNDS, INC.
811-08850
For Period Ended 06/30/2007

Special Meting of Shareholders

Pursuant to notice a special meeting of the shareholders of ICAP Funds, Inc. (the “Funds”) was held on May 4, 2007 at the Parsippany, New Jersey offices of New York Life Investment Management LLC (“NYLIM”).  The purpose of the meeting was to present the following proposals for shareholder consideration:

(1) To elect eight Directors to the Board of Directors of the
Company.

No other business came before the meeting.

Proposal 1 – Election of Directors to the Board of Directors of the Funds

Director Nominee	Votes For	Votes Withheld	Total
Susan B. Kerley	48,681,606.782	47,402.880	49,296,559.662
Alan R. Latshaw	48,680,909.782	48,099.880	49,296,559.662
Peter Meenan	48,681,836.782	47,172.880	49,296,559.662
Richard H. Nolan, Jr.	48,681,634.782	47,374.880	49,296,559.662
Richard S. Trutanic	48,681,212.782	47,796.880	49,296,559.662
Roman L. Weil	48,681,164.586	47,845.076	49,296,559.662
John A. Weisser, Jr.	48,681,144.782	47,864.880	49,296,559.662
Brian A. Murdock	48,679,095.861	49,913.801	49,296,559.662